SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 30, 2013

American Locker Group Incorporated

(Exact name of registrant as specified in its charter)

Delaware	0-439	16-0338330
(State of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2701 Regent Blvd., Suite 200

DFW Airport, Texas 75261

(Address of principal executive offices)

Registrant’s telephone number, including area code: (817) 329-1600

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 of the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) Exchange Act

Item 1.01	Entry into a Material Definitive Agreement.

On September 30, 2013, American Locker Group Incorporated (the “Company”) and its subsidiaries, Security Manufacturing Corporation and American Locker Security Systems, Inc. (the Company and its subsidiaries collectively referred to as the “Borrowers”), entered into a Loan Agreement (the “Loan Agreement”) and related agreements with Triumph Savings Bank, SSB (d/b/a Triumph Commercial Finance) (the “Lender’”) providing for a $2,800,000 revolving credit facility (the “Revolver”) and a $1,200,000 term loan facility (the “Term Loan”).

The Revolver matures on September 30, 2016, although the Lender may, in its sole discretion, extend the maturity of the Revolver for a period of one year, and may further extend the Revolver for one-year periods thereafter. Available borrowings under the revolving credit facility are limited to a borrowing base of 85% of eligible trade receivables plus 50% of eligible inventory (capped at $1,000,000) less any availability reserves established by the Lender. The interest rate on the Revolver is 3.50% plus the greater of (a) the U.S. prime rate as published in The Wall Street Journal or (b) 3.25%.

The Term Loan is payable in equal monthly installments based on a 60-month amortization schedule. All unpaid principal on the Term Loan is due and payable on September 30, 2016, the maturity date of the Term Loan. The interest rate on the Term Loan is 4.00% plus the greater of (a) the U.S. prime rate as published in The Wall Street Journal or (b) 3.25%. In the event of a default under the Loan Agreement, the Revolver and the Term Loan will each bear interest at the applicable rate plus an additional 2.00%.

Borrowers will pay Lender an annual facility fee of $30,000 in the first year and, thereafter, an annual facility fee of 0.75% of the Revolver amount. In addition, Borrowers will pay Lender a monthly unused line fee equal to 0.50% per annum of the average daily unused portion of the Revolver for the preceding month. In the event the Borrowers desire to terminate the Loan Agreement and prepay in full the amounts outstanding under the Revolver and the Term Loan, the Borrowers will pay a termination fee equal to $120,000 if terminated before September 30, 2014, $80,000 if terminated after September 30, 2014 but before September 30, 2015, and $40,000 if terminated after September 20, 2015 but before September 30, 2016.

The credit facilities are secured by a security interest in substantially all of the assets of the Borrowers, including a pledge of a portion of the stock of Canadian Locker Company Limited, a subsidiary of American Locker Security Systems, Inc. All of the Borrowers are jointly and severally liable for all borrowings under the Loan Agreement.

The Borrowers are required to use the net cash proceeds from any asset disposition or the issuance of equity securities (excluding issuances to employees or another Borrower) or debt securities to prepay, first, the Term Loan and, if any proceeds remain, to pay down the Revolver.

On September 30, 2013, the Borrowers borrowed approximately $1.7 million on the Revolver and $1.2 million on the Term Loan. The Company used the proceeds from these initial borrowings to repay outstanding indebtedness under the Company’s prior credit facilities and equipment leases with Bank of America, N.A. and for working capital and general corporate purposes.

The Loan Agreement includes various representations, warranties, affirmative and negative covenants, events of default, remedies and other provisions customary for a transaction of this nature. In addition, the Borrowers are required to comply with certain financial covenants, including a maximum debt to tangible net worth ratio, a minimum fixed charge coverage ratio and a minimum tangible net worth.

The foregoing summary of the Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Loan Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 1.02	Termination of a Material Definitive Agreement

Effective September 30, 2013, concurrently with its entry into the Loan Agreement referenced in Item 1.01, the Company terminated its Loan Agreement dated December 8, 2010 by and among the Company, certain of its subsidiaries and Bank of America, N.A. The Company used a portion of the proceeds from its initial borrowings under the Revolver and Term Loan to repay in full the outstanding indebtedness it owed to Bank of America, N.A.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The description of the Loan Agreement set forth above under Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

10.1	Loan Agreement dated September 30, 2013 by and among American Locker Group Incorporated, Security Manufacturing Corporation, American Locker Security Systems, Inc. and Triumph Savings Bank, SSB.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN LOCKER GROUP INCORPORATED

Date: October 4, 2013	By:	/s/ Anthony B. Johnston
Anthony B. Johnston
Chairman of the Board and Chief Executive Officer